UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Scott’s Liquid Gold–Inc.

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL MEETING OF

SHAREHOLDERS

To Be Held May 8, 2019

TO OUR SHAREHOLDERS:

The Annual Meeting of Shareholders of Scott’s Liquid Gold-Inc., a Colorado corporation (the “Company”), will be held at 9:00 a.m., Mountain Time, on May 8, 2019 at the Doubletree by Hilton, 3203 Quebec Street, Denver, Colorado 80207, for the purpose of considering and acting upon the following:

1.	electing six directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;
2.	to approve, on an advisory basis, named executive officer compensation;
3.	to consider an advisory vote on the frequency of future votes to approve named executive officer compensation; and
4.	to transact such other business as may properly come before our Annual Meeting, or any adjournment(s) or postponement(s) thereof.

Our Board of Directors has fixed the close of business on March 20, 2019, as the record date for determining our shareholders entitled to notice of, and to vote at, our Annual Meeting.  Only shareholders of record on the March 20, 2019 record date are entitled to notice of, and to vote at, our Annual Meeting and any adjournments or postponements thereof.

Your vote is important.  Even if you plan to attend the Annual Meeting, we request that you vote your shares by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or by voting by Internet or telephone by following the instructions provided on the enclosed proxy card.

Important notice regarding availability of proxy materials for the Annual Meeting of Shareholders to be held on May 8, 2019 or any adjournment or postponement thereof:  The Proxy Statement for the Annual Meeting, the form of proxy card and the Annual Report on Form 10-K for the year ended December 31, 2018 are available at the Company’s website at www.slginc.com under the “Investor Relations” tab.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Kevin A. Paprzycki

Corporate Secretary

Denver, Colorado

April 2, 2019

THE FORM OF PROXY CARD IS ENCLOSED. TO ASSURE THAT YOUR SHARES WILL BE VOTED AT THE MEETING, PLEASE COMPLETE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED, POSTAGE PREPAID, ADDRESSED ENVELOPE. NO ADDITIONAL POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. THE GIVING OF A PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2019

The enclosed proxy is solicited by and on behalf of the Board of Directors (the “Board”) of Scott’s Liquid Gold-Inc., a Colorado corporation (the “Company”), for use at the Company’s Annual Meeting of Shareholders (the “Annual Meeting”) to be held at 9:00 a.m., Mountain Time, on May 8, 2019 at the Doubletree by Hilton, 3203 Quebec Street, Denver, Colorado  80207, or any adjournment(s) or postponement(s) thereof.  This Proxy Statement and the accompanying form of proxy card are first being mailed or given to the shareholders of the Company on or about April 2, 2019.

Any shareholder signing and mailing the enclosed proxy card may revoke it at any time before it is voted by giving written notice of the revocation to the Company’s Corporate Secretary, delivering a later executed proxy card before the meeting or voting in person at the meeting.  If you would like to obtain directions to be able to attend the Annual Meeting and vote in person, you should contact the Company’s Corporate Secretary by telephone at (303) 373-4860.

All voting rights are vested exclusively in the holders of the Company’s $0.10 par value common stock (“Common Stock”).  Each share of the Company’s Common Stock is entitled to one vote.  Cumulative voting in the election of directors is not permitted.  Holders of a majority of shares entitled to vote at the meeting, when present in person or by proxy, constitute a quorum.  On March 20, 2019, the record date for shareholders entitled to vote at the meeting, the Company had 12,408,177 shares of its Common Stock issued and outstanding.

When a quorum is present, in the election of directors, those six nominees having the highest number of votes cast in favor of their election will be elected to the Company’s Board.  Consequently, any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors except to the extent the failure to vote for an individual nominee results in another individual nominee receiving a larger number of votes.  With respect to any other matter, unless a greater number of votes are required by law, a matter is approved by the shareholders if the votes cast in favor of the matter exceed the votes cast in opposition.  Any shares not voted (whether by abstention, broker non-vote or otherwise) have no impact on the vote for such other matters, if any, so long as a quorum is present.

Neither Colorado law nor the Company’s Restated Articles of Incorporation or Amended and Restated Bylaws (“Bylaws”) entitle shareholders to any appraisal or similar rights of dissenters with respect to any of the proposals to be acted upon at the Annual Meeting.

CONSENT TO ELECTRONIC DELIVERY OF PROXY MATERIALS

If you are a shareholder of record or a member of the Company’s Employee Stock Ownership Plan, you may, if you wish, receive future proxy statements and annual reports online rather than receiving proxy materials in paper form.  Electronic delivery of proxy materials reduces the costs and environmental impact incurred by the Company in printing and mailing proxy materials.  If you elect to consent to electronic delivery, you will receive an e-mail message notifying you when the materials are available, along with a web address for viewing the materials and instructions for voting by telephone or on the Internet.  You may sign up for electronic delivery at any time by visiting www.proxyvote.com.  If you received this Proxy Statement electronically, you do not need to do anything to continue receiving proxy materials electronically in the future.  If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically.  Please follow the instructions of your broker.

PROPOSAL 1 – ELECTION OF DIRECTORS

Our Board proposes that Mark E. Goldstein, Leah S. Bailey, Gerald J. Laber, Philip A. Neri, Kevin A. Paprzycki and Andrew J. Summers be elected as directors of the Company, to hold office until the next annual meeting of shareholders or until their respective successors are duly elected and qualified.  Our Board has fixed the number of directors on our Board at six, in accordance with the provisions of the Company’s Bylaws.

Unless contrary instructions are given, the persons named in the enclosed proxy card will vote the shares represented by such proxy for the election of the six nominees for director named below.  If, at the time of the meeting, any of these nominees shall have become unavailable for any reason to serve as a director, the persons entitled to vote will vote for such substitute nominee or nominees, if any, as they determine in their discretion.

Our Board unanimously recommends using the enclosed proxy card to vote “FOR” each of the Board’s six nominees.

If elected, the nominees for director will hold office until the next annual meeting of shareholders or until their successors are elected and qualified. The nominees for director, each of whom has consented to serve if elected, are as follows:

Name of Nominee and Position in the Company	Age	Director Since	Positions Held
Mark E. Goldstein (Chairman of the Board, President and Chief Executive Officer; Principal Executive Officer)	63	1983

Mr. Goldstein has served as Chairman of the Board of the Company since February 2000, President and Chief Executive Officer of the Company since August 1990, and Vice President-Marketing of the Company from 1982 to 1990. Mr. Goldstein has been employed by the Company since 1978.

Mr. Goldstein brings to the Board extensive experience in management, marketing, sales, consumer products and other aspects of the Company’s business.

Leah S. Bailey	63	2017

Ms. Bailey is currently the Chief Executive Officer of Fluresh LLC, a medical marijuana grower, processor and provisioning center in Michigan.  She also serves on the board of Frontier Co-op.  From 2015 through 2017 she was President, Global Beauty of Helen of Troy Limited, a global consumer products company with a portfolio of brands in the beauty, household and health and home categories.  Prior to joining Helen of Troy Limited, she was President and Chief Executive Officer of Paris Presents, Inc., a provider of mass market consumer beauty products, including cosmetic and bath accessories and bath and body liquid products.

Mr. Bailey brings to the Board extensive sales and marketing, consumer products, business development and strategic planning experience.

Name of Nominee and Position in the Company	Age	Director Since	Positions Held
Gerald J. Laber, CPA	75	2004

Mr. Laber has been a private investor since 2000, when he retired after 33 years of service with Arthur Andersen.  Mr. Laber was an audit partner with Arthur Andersen from 1980 to 2000 and, with the exception of a leave for military service from 1966 through 1968, was employed by Arthur Andersen from 1965 until retiring in 2000.  Mr. Laber is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Colorado Society of Certified Public Accountants.  Currently, Mr. Laber is on the board of directors, member of the audit committee and member of the compensation committee for Allied Motion Technologies, Inc. since November 2010. He served as President of The Catholic Foundation of Northern Colorado from January 2008 until November 2012.  Formerly, Mr. Laber served (i) on the board of directors and as chair of the audit committee of Spectralink Corporation from April 2004 to March 2007, (ii) on the board of directors and audit committee of Applied Films Corporation from July 2004 to July 2007 (audit chair from October 2005 to July 2007) and (iii) on the board of directors, as chair of the audit committee and as a member of the compensation and governance committee and nominating committee for Boulder Brands, Inc. from May 2005 through January 2016.  Mr. Laber’s services to each of these companies concluded upon their respective acquisitions by other companies. Each of these companies is, or was, publicly traded.

Mr. Laber brings to the Board extensive experience in accounting, financial matters and strategic planning. He is also an audit committee financial expert.

Name of Nominee and Position in the Company	Age	Director Since	Positions Held
Philip A. Neri	62	2011

Mr. Neri began his independent consulting business, P. Neri Advisory Group, LLC in 2016 and is also Managing Partner/Strategic Relationships for Blue Dot Seats, a company recently formed to compete with companies like TicketMaster. Prior to forming his own consulting firm, Mr. Neri was Senior Vice President for the Bob Bondurant School of High-Performance Driving, where he managed the company’s operations including the sales and marketing efforts. Before Bondurant, Mr. Neri was Vice President of Sales and Marketing at Barrett-Jackson, where he managed the company’s sponsorship and business development programs, as well as its marketing, licensing and merchandising endeavors. Mr. Neri was with Barrett-Jackson from 2006 through 2014, serving as Director of Sponsorships and Business Development prior to his promotion to Vice President. Before joining Barrett-Jackson, Mr. Neri was Senior Vice President of Marketing and Sales at Home Fragrance Holdings, where his guidance and innovation led to the revitalization of the company’s sales and marketing program. Prior to joining Home Fragrance Holdings, Mr. Neri was Senior Vice President of Sales for the Dial Corporation with responsibility for all Dial Corporation products targeting grocery, drug, military and convenience stores distribution channels throughout the United States.  Mr. Neri was with the Dial Corporation for 18 years and held numerous sales and management positions throughout the company prior to his promotion to Senior Vice President.

Mr. Neri brings to the Board extensive sales and marketing, business development and strategic planning experience.

Kevin A. Paprzycki (Chief Financial Officer, Treasurer and Corporate Secretary; Principal Financial Officer and Chief Accounting Officer)	48	--

Mr. Paprzycki has been employed by the Company as Chief Financial Officer, Treasurer and Corporate Secretary (Principal Financial Officer and Chief Accounting Officer) since June 2018. Prior to joining the Company, Mr. Paprzycki was employed by Westmoreland Coal Company and its subsidiary, Westmoreland Resource Partners, LP, where he served as Chief Executive Officer from December 2015 to November 2017 and as Westmoreland Coal Company’s Chief Financial Officer from May 2006 to December 2015 and Westmoreland Resource Partners’ Chief Financial Officer from December 2014 to July 2015.  Mr. Paprzycki was also a member of each company’s board of directors. Subsequent to his employment with the Westmoreland entities, on October 9, 2018, both Westmoreland entities filed voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas seeking relief under the provisions of Chapter 11 of Title 11 of the United States Code.

Mr. Paprzycki brings to the Board extensive experience in financial matters, strategic planning and corporate transactions.

Andrew J. Summers	45	--

Mr. Summers is currently the sole managing member of Summers Value Partners GP LLC and Summers Value Partners LLC. Summers Value Fund LP makes investments across the global health care sector, including animal health and consumer health companies, with a focus on small and micro-cap stocks. Mr. Summers started his investment career in 1998 at INVESCO Funds Group where he became the Co-Portfolio Manager of a $3.5 billion health care fund. He founded Silvergate Capital Management LLC in 2004 where he managed a health care hedge fund. Mr. Summers joined Janus Henderson Investors in 2008 and spent the following decade investing across the global health care sector. In 2014, Mr. Summers also served as an observer on the board of directors of Diplomat Pharmacy Inc. (NYSE: DPLO). Mr. Summers is certified as a Chartered Financial Analyst (CFA).

Mr. Summers brings to the Board an experienced investor perspective, as well as significant capital markets and public company investing experience.

All of the foregoing persons are currently directors of the Company. Their positions on standing committees of the Board are shown below under “Directors’ Meetings and Committees.”

There are no family relationships among the executive officers or directors of the Company. There are no arrangements or understandings pursuant to which any of these persons were elected as an executive officer or director.

Vote Required

Directors will be elected by a plurality of the votes case.  “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting.  If no instructions are indicated on a proxy card, the shares will be voted “FOR” the election of these six nominees for director.  Because director nominees must receive a plurality of the votes cast at the Annual Meeting, a vote withheld from a particular nominee or from all nominees, abstentions, or broker non-votes will affect the election of that nominee only to the extent that such nominee receives the fewest number of votes and is not one of the six directors receiving the largest number of votes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

EACH OF THESE SIX DIRECTOR NOMINEES

PROPOSAL 2 – ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

This proposal gives our shareholders the opportunity to vote to approve or not approve, on an advisory basis, the compensation of our named executive officers. This vote is not intended to address any particular component of any compensation package, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed under the “Executive Compensation” section of this Proxy Statement. We are providing this vote as required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, we are asking our shareholders to vote to approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement under the heading entitled “Executive Compensation.”

The Company’s compensation packages for its executive officers are designed to enable the Company to recruit, retain and motivate its officers, to synchronize executive compensation with the Company’s performance, to motivate executive officers to achieve the Company’s business objectives, to provide performance incentives and minimize undue risk to the Company. The Board believes that the Company’s approach to compensating its executive officers, as described in this Proxy Statement, effectively accomplishes these objectives.

Vote Required

The say-on-pay proposal is advisory and non-binding. The approval or disapproval of this proposal by shareholders will not require the Board or the Compensation Committee to take any action regarding the Company’s executive compensation practices. The final decision on the compensation and benefits of the Company’s executive officers and on whether, and if so, how, to address shareholder disapproval remains with the Board and the Compensation Committee. Although the say-on-pay vote is non-binding, the Board will review and consider the voting results when making future executive compensation decisions. Our executive compensation will be approved, on an advisory basis, if the votes cast by shareholders in favor of advisory approval exceed those votes cast in opposition of advisory approval.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
THE EXECUTIVE COMPENSATION

PROPOSAL 3 – ADVISORY VOTE ON FREQUENCY OF SAY ON PAY VOTES

Pursuant to Section 14A of the Exchange Act, we are asking our shareholders to vote, on an advisory basis, on the frequency with which we include in our Proxy Statement an advisory vote to approve or not approve the compensation of our named executive officers.  By voting on this proposal, shareholders may indicate whether they prefer that we seek such an advisory vote every one, two, or three years.

After careful consideration of this proposal, our Board determined that an advisory vote on executive compensation that occurs every three years is the most appropriate option for the Company and, therefore, recommends that shareholders vote for future advisory votes on executive compensation to occur every three years. In reaching its recommendation, our Board has determined that an advisory vote every three years would permit our compensation programs to be evaluated on a long-term basis and would allow the Company to engage a compensation expert only every three years, which the Board believes is an appropriate use of Company funds, given the Company’s size.  Further, our Board believes that a well-structured and meaningful compensation program should include plans that increase shareholder value over the long-term and do not focus on short-term awards and that the effectiveness of such plans cannot be adequately evaluated on an annual or biennial basis.

This advisory vote on the frequency of future advisory votes on named executive officer compensation is non-binding on the Board.  Shareholders will be able to specify one of four choices for this Proposal 3 on the proxy card: “one year,” “two years,” “three years” or “abstain.”  Shareholders are not voting to approve or disapprove the Board’s recommendation.  Although non-binding, our Board and the Compensation Committee value the opinions of our shareholders and will consider the outcome of this vote when making future decisions on the frequency with which we will hold an advisory vote on executive compensation.  Notwithstanding the Board’s recommendation and the outcome of the advisory shareholder vote on this Proposal 3, the Board may in the future decide to conduct advisory votes on executive compensation on a more frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Vote Required

The frequency— every year, every two years or every three years —of the advisory vote on named executive officer compensation receiving the largest number of votes will be the frequency that shareholders recommend. For purposes of determining the vote regarding this Proposal 3, abstentions and broker non-votes will have no impact on the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”  THE HOLDING OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION EVERY THREE YEARS

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Board is actively involved in assessing and managing risks that could affect the Company.  Part of the Board’s role is to periodically assess the processes utilized by management with respect to risk assessment and risk management, including identification by management of the primary risks of the Company’s business, and the implementation by management of appropriate systems to address such risks.  The Board fulfills these responsibilities either directly, through delegation to committees of the Board, or, as appropriate, through delegation to individual directors.  When the Board determines to delegate any risk management oversight responsibilities, typically such delegation is made to the standing committees of the Board.

Mr. Goldstein serves as both the Chairman of the Board and the Chief Executive Officer of the Company.  The Company believes this is appropriate in light of Mr. Goldstein’s significant experience and leadership roles with the Company, and his in-depth knowledge of consumer products and the Company’s management, marketplace, customers, marketing, sales and strategic vision.  The Company further believes Mr. Goldstein’s effectiveness in promoting the Company’s products and forming new business relationships is significantly enhanced by his role as both Chairman of the Board and Chief Executive Officer.  The Board does not have a lead independent director.

EXECUTIVE OFFICERS

The Company has three executive officers. They are Mr. Goldstein, Mr. Paprzycki and Mr. Hyman. Information regarding Mr. Goldstein and Mr. Paprzycki is stated above under “Election of Directors.” Information concerning Mr. Hyman is as follows:

Michael B. Hyman, 62, has been employed by the Company as Senior Vice President of Sales since 2013. Prior to joining the Company, Mr. Hyman served as an independent sales and marketing consultant from August 2012 through December 2012, Vice President of Sales OOK Division for the Hillman Group from December 2011 through July 2012, and Vice President of Sales for Impex Systems Group from August 2007 through December 2011.

The officers of the Company are elected annually at the first meeting of the Company’s Board held after each annual meeting of shareholders and serve as determined by the Board.

DIRECTORS’ MEETINGS AND COMMITTEES

During the year ended December 31, 2018, the Board had five regular meetings, four Audit Committee meetings, and two Compensation Committee meetings.  No member of the Board attended fewer than 75% of the meetings of the Board or of committees for which such member served during 2018.  Although the Company is not listed on NASDAQ or any other exchange, the Board has elected to apply NASDAQ’s independence standards to the Board.  During 2018, Ms. Bailey, Mr.  Laber and Mr. Neri satisfied the NASDAQ independence standards.  The independent members of the Board meet without management present at least once each quarter and the chair of the Audit Committee serves as the chairperson for such meetings.

Audit Committee

The Audit Committee’s primary responsibilities include appointing the independent auditor for the Company, pre-approving all audit and non-audit services, and assisting the Board in monitoring the integrity of the financial statements of the Company, the independent auditor’s qualifications, independence and performance and the Company’s compliance with legal requirements. The Audit Committee operates under a written charter adopted by the Board, a copy of which is available at the Company’s website at www.slginc.com*.  During 2018 the members of the Audit Committee were Mr. Laber (Chairperson), Ms. Bailey and Mr. Neri. Each member of the Audit Committee is an independent director as defined in the NASDAQ rules. Mr. Laber has the professional experience deemed necessary to qualify as an audit committee financial expert under rules of the Securities and Exchange Commission (the “SEC”). The Company anticipates that Mr. Summers will be appointed as a member of the Audit Committee if elected to the Board.

*Unless specified, we do not incorporate by reference herein information presented at our website.

Compensation Committee

The primary responsibilities of the Compensation Committee include, without limitation, overseeing the development of a compensation philosophy for the Company, reviewing the compensation packages for executive officers and engaging and overseeing compensation consultants and advisers. The Compensation Committee may not delegate its authority. The Compensation Committee operates under a written charter adopted by the Board, a copy of which is available at the Company’s website at www.slginc.com*. The Compensation Committee consists of three directors, each of whom is an independent director as defined under the NASDAQ rules. During 2018, the members of the Compensation Committee were Mr. Neri (Chairperson), Ms. Bailey, and Mr. Laber.

In making decisions regarding executive compensation, the Compensation Committee requests the input of the Chief Executive Officer and the other executive officers about their compensation and considers a number of factors. The Compensation Committee also takes into account the results of the previous say-on-pay proposals and believes the recent favorable vote of 81% of the votes cast demonstrates shareholder support for its overall executive compensation structure. In determining the executive compensation in 2018 and 2017, the Committee considered, among other things, the following matters:

Overview

•	The objectives of the Company’s compensation program;

•	What the compensation program is designed to reward;

•	Each element of compensation;

•	How the Company determines the amount (and, where applicable, the formula) for each element; and

•	How each compensation element and the Company’s decisions regarding that element fit into the Company’s overall compensation objectives and affect decisions regarding other elements.

Specific Factors

•	Services performed and time devoted to the Company by the executive;

•	Amounts paid to executives in comparable companies;

•	The size and complexity of the Company’s business;

•	Successes achieved by the executive;

•	The executive’s abilities;

•	The executive’s tenure;

•	The Company’s financial results;

•	Prevailing economic conditions;

•	Compensation paid to other employees of the Company; and

•	The amount previously paid to the executive.

The Compensation Committee did not use an outside consultant with respect to 2017 or 2018 compensation matters. The Compensation Committee previously determined that an outside consultant on compensation matters should be used periodically to provide information about the compensation paid to the Company’s executive officers compared to compensation paid by other companies. This is only one factor among many considered by the Compensation Committee. In October 2018, the Compensation Committee engaged the Harlon Group to provide this type of market analysis with respect to establishing compensation for 2019. The report from the Harlon Group compared elements of the Company’s compensation for the executive officers to a peer group of 12 companies developed by the Harlon Group. Peer group companies determined by the Harlon Group were: Reliv’ International, Inc., Cyanotech Corp., CCA Industries Inc., ProPhase Labs, Inc., Ocean Bio-Chem, Inc., PURE Bioscience, Inc., Mannatech, Inc., Dyadic International, Inc., Aceto Corp., Natural Alternatives International, Inc., Senomyx, Inc., and United-Guardian, Inc. This report showed that the total direct compensation levels for the Company’s executive officers for 2018 were below the median of total direct compensation for executives of the peer group companies, except for the Company’s Chief Financial Officer, whose total direct compensation is in the 75% quartile of the peer group companies.

The Compensation Committee also determines the fees paid to the non-employee directors, with input from the Company’s executive officers.

DIRECTOR NOMINATION PROCESS

The Board does not have a nominating committee. The Board performs the functions of a nominating committee. The Board believes that it does not need a separate nominating committee because the Board is relatively small and is able to perform the functions of selecting Board nominees.

In considering an incumbent director whose term of office is to expire, the Board reviews the director’s overall service during the person’s term, the number of meetings attended, level of participation and quality of performance. In the case of new directors, the directors on the Board are asked for suggestions as to potential candidates, discuss any candidates suggested by a shareholder of the Company and apply the criteria stated below. The Company may engage a professional search firm to locate nominees for the position of director of the Company. However, to date the Board has not engaged professional search firms for this purpose.

The Board seeks candidates for nomination to the position of director who have excellent decision-making ability, business experience, particularly experience relevant to consumer products, personal integrity, diverse backgrounds and who meet such other criteria as may be set forth in a writing adopted by a majority vote of the Board. While the Board values a diversity of viewpoints and backgrounds, it does not have a formal policy regarding the consideration of diversity in identifying director nominees.

Pursuant to a policy adopted by the Board, the directors will take into consideration a director nominee submitted to the Company by a shareholder; provided that the shareholder submits the director nominee and reasonable supporting material concerning the nominee by the due date set forth in the Company’s Bylaws and the rules of the SEC then in effect. See “Shareholder Proposals and Director Nominations” below.

DIRECTOR ATTENDANCE AT COMPANY ANNUAL MEETINGS

The Company does not have a policy regarding attendance by members of the Board at the Company’s annual meeting of shareholders. The Company has always encouraged its directors to attend its annual meeting. All directors who were then serving attended the Company’s most recent annual meeting of shareholders.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD

Historically, the Company has not had a formal process for shareholder communications with the Board. The Company does not believe a formal process for handling shareholder communications is necessary because the Board reviews and considers all material communications from shareholders.

CODE OF BUSINESS CONDUCT AND ETHICS POLICY

The Company has a Code of Business Conduct and Ethics Policy (“Code of Conduct”) that reflects long-standing positions of the Company and contains additional provisions that address the Company’s expectations relating to ethical business conduct. The Code of Conduct applies to all employees, including executive officers, and to directors. The Code of Conduct concerns, among other things, compliance with applicable law, the avoidance of conflicts of interest, trading restrictions imposed on persons who are aware of material non-public information, a prohibition on taking corporate opportunities, competing fairly and honestly, diversity as an asset, the Company’s efforts to provide a safe and healthful work environment, recordkeeping, confidentiality, proper use of Company assets and payments to government personnel. A copy of the Code of Conduct may be obtained free of charge at the Company’s website at www.slginc.com*.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our Common Stock as of March 20, 2019 (except as otherwise indicated) by (i) each person or entity known by us to beneficially own more than 5% of our Common Stock, (ii) each director, (iii) each executive officer for whom compensation information is given in the Summary Compensation Table in this Proxy Statement, and (iv) all directors and executive officers as a group. As of March 20, 2019 we had 12,408,177 shares of Common Stock outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Mark E. Goldstein	2,979,281	(2)(3)	24.0%
IsZo Capital Brian Sheehy 415 Madison Avenue, 15th Floor New York, New York 10017	1,450,197	(4)	11.7%
Summers Value Fund LP 299 Milwaukee St., Suite 326 Denver, Colorado 80206	746,064	(5)	6.0%
Abacab Fund L.P. Ronald Weinstock 330 W. 38th Street, Suite 1407 New York, New York 10018	626,304	(6)	5.0%
Michael B. Hyman	86,046	(7)	*
Gerald J. Laber	211,895	(7)	1.7%
Philip A. Neri	151,895	(7)	1.2%
Leah S. Bailey	36,875	(7)	*
Kevin A. Paprzycki	11,462	(7)	*
Barry J. Levine	0		*
All Directors and executive officers as a group (seven persons)	3,477,454	(7)	28.0%
______________
*	Less than 1%.
(1)	Beneficial owners listed have sole voting and disposition power with respect to the shares shown unless otherwise indicated.
(2)

According to information available or provided to the Company.  Includes 2,126,473 shares held by the Goldstein Family Partnership, Ltd., a limited partnership of which the general partner is the Goldstein Family Corporation and whose limited partners include Mark E. Goldstein, his children, a sister, and certain other relatives.  Mr. Goldstein is the sole director and sole executive officer of the Goldstein Family Corporation, and he owns

100% of the outstanding stock of the Goldstein Family Corporation.  Mr. Goldstein has the sole voting and disposition powers with respect to these shares of the Company owned by the Goldstein Family Partnership, Ltd.  Also includes 97,916 shares underlying stock options granted by the Company and exercisable within 60 days, and 86,670 shares held by Mr. Goldstein’s three adult children.  Also includes 342,500 shares held jointly by Mr. Goldstein and his spouse, but does not include 26,390 shares of the Company’s Common Stock owned by Mr. Goldstein’s spouse, as to which Mr. Goldstein disclaims any beneficial ownership.

(3)	Does not include 140,960 shares held by the Company’s Employee Stock Ownership Plan attributable to Mr. Goldstein’s vested interest in the plan as of December 31, 2018.
(4)

As reported on Schedule 13D filed with the SEC on March 5, 2019 by IsZo Capital LP (the “Fund”).  IsZo Capital GP LLC (“IsZo GP”) is the general partner of the Fund.  IsZo Capital Management LP (“ICM”) is the investment manager of the Fund.  Brian L. Sheehy is the managing member of IsZo GP and the President of the general partner of ICM.

(5)

As reported on Schedule 13D/A filed with the SEC on January 31, 2019 by Summers Value Fund LP (“Summers Value Fund”).  Summers Value Partners GP LLC (“SVP GP) is the general partner of Summers Value Fund.  Summers Value Partners LLC (“SVP”) is the investment manager of the Fund.  Andrew Summers is the managing member of SVP GP and SVP.

(6)	As reported on Schedule 13G/A filed with the SEC on December 22, 2017, by Abacab Fund L.P., Abacab Capital Management, Bradley Zarlin and Ronald Weinstock.
(7)

For each named person, includes the following number of shares underlying stock options granted by the Company and exercisable currently or within 60 days of March 20, 2019: 97,916 for Mr. Goldstein; 11,462 for Mr. Paprzycki; 51,046 for Mr. Hyman; 91,895 for Mr. Laber; 83,181 for Mr. Neri; 36,875 for Ms. Bailey; and 372,375 for directors and executive officers as a group.

Because of his beneficial ownership of the Company’s stock and his positions as President, Chief Executive Officer and Chairman of the Board, Mark E. Goldstein may be considered a parent (i.e., a controlling person) of the Company.

EXECUTIVE COMPENSATION

The following Summary Compensation Table shows the annual and other compensation of the named executive officers of the Company during the year ended December 31, 2018, for services in all capacities provided to the Company and its subsidiaries for the past two years.  The Company’s compensation packages to the executive officers, as determined by the Compensation Committee, are designed to enable the Company to recruit, retain and motivate a talented group of people who contribute to the Company’s success.  The packages are also intended to synchronize executive compensation with the Company’s performance, motivate executive officers to achieve the Company’s business objectives, provide performance incentives and minimize undue risk to the Company. The Company’s Chief Executive Officer provides input regarding compensation packages of the executive officers other than himself.

In 2018 and 2017, the Company had a performance-based bonus plan for the Chief Executive Officer, the Chief Financial Officer and the Senior Vice President of Sales if the Company achieved net income targets established by the Compensation Committee.  Under the bonus plans, Mr. Goldstein and the Chief Financial Officer each had the potential to earn a bonus equal to up to 35% of their respective salaries in 2017 and up to 33% of their respective salaries in 2018. The appointment of Mr. Paprzycki during 2018 resulted in an initial bonus of $100,000, prorated for 2018. Mr. Hyman had the potential to earn a bonus equal to up to 14.5% of his salary in 2017 and up to 16% of his salary in 2018. The Company did not exceed the pre-established net income targets in 2018, but did for 2017. The amounts that were paid are reflected in the summary compensation table below.

The Company intends to revise the bonus plan in 2019, with bonus amounts established by the Compensation Committee for the Chief Executive Officer, Chief Financial Officer, and Senior Vice President of Sales if the Company achieves certain profitability and free cash flow targets, as well as specific goals and objectives for each executive.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary $	Bonus $	Stock Awards $	Option Awards $(1)	Non-equity incentive plan compensation $	Non-qualified deferred compensation earnings $	All Other Compensation $(2)	Total $
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Mark E. Goldstein	2018	444,714	—	—	30,758	—	—	50,876	526,348
Chairman of the Board, President and Chief Executive Officer	2017	419,371	168,998	—	—	—	—	55,015	643,384

Kevin A. Paprzycki	2018	148,077	30,000	—	53,173	—	—	15,225	246,475
Chief Financial Officer, Treasurer, and Corporate Secretary (3)	2017	—	—	—	—	—	—	—	—

Michael B. Hyman	2018	224,617	25,000	—	25,631	—	—	28,174	303,422
Senior Vice President of Sales	2017	211,816	36,300	—	—	—	—	32,343	280,459

Barry J. Levine	2018	161,790	—	—	—	—	—	225,776	387,566
Former Chief Operating Officer, Chief Financial Officer, Treasurer, and Corporate Secretary (4)	2017	325,595	139,082	—	—	—	—	35,363	500,040
_______________
(1)

Amounts shown in the column “Option Awards” are the aggregate grant date fair value of stock options computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“ASC 718”).  For information on the valuation assumptions for the stock options, please refer to Note 1 of the Company’s Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and included with this Proxy Statement.  These amounts do not necessarily correspond to the actual value that may be recognized by the officers in the future.

(2)	Certain details for “All Other Compensation” for 2018 and 2017 are summarized in the table below.
(3)	Mr. Paprzycki became our Chief Financial Officer on June 4, 2018.
(4)	Effective June 1, 2018, Mr. Levine resigned from all board and non-board positions with the Company.

	Mark E. Goldstein		Kevin A. Paprzycki		Barry J. Levine		Michael B. Hyman
	2018	2017	2018	2017	2018	2017	2018	2017
Automobile allowance	$ 10,200	$ 10,200	$ 3,900	—	$ 3,250	$ 7,800	$ 6,000	$ 6,000
Medical plan (1)	18,114	22,283	8,275	—	19,729	22,283	18,114	22,283
Disability and life insurance	8,022	8,022	—	—	—	—	—	—
Income tax reimbursement (2)	12,640	12,610	3,080	—	2,200	5,280	4,060	4,060
Other (3)	1,900	1,900	—	—	200,597	—	—	—
Total other compensation	$ 50,876	$ 55,015	$ 15,255	$ —	$ 225,776	$ 35,363	$ 28,174	$ 32,343

(1)

In addition to group life, health, hospitalization, and medical reimbursement plans which are generally available to all employees, during reported periods the Company had a plan which provided for additional medical coverage of not more than $50,000 per year for each of the Company’s executive officers.

(2)	The Company provides funds needed to pay resulting income taxes to each executive officer for the automobile allowance, disability and life insurance policies, and other compensation.
(3)	Amounts shown for Mr. Levine include $200,597 of severance payments, comprised of a base severance amount and Company-paid health insurance plan premiums.

STOCK PLANS

Prior to its expiration on March 31, 2015, executive officers and non-employee directors of the Company were eligible to receive stock awards under the Company’s 2005 Stock Incentive Plan (the “2005 Plan”) and awards under the 2005 Plan remain outstanding currently.  Following the expiration of the 2005 Plan, the Company adopted the 2015 Equity and Incentive Plan (the “2015 Plan”).  The number of common shares authorized under the 2005 Plan was 3,000,000 and the number of common shares authorized under the 2015 Plan is 2,000,000.

The 2005 Plan provided for the issuance of stock awards consisting of incentive and non-qualified stock options, stock appreciation rights, restrictive stock or restrictive stock units.  Eligible persons under the 2005 Plan were full-time and part-time employees, non-employee directors and consultants. Under the 2005 Plan, stock awards vested upon a change in control.  All options granted under the 2005 Plan vested as of December 31, 2017.

The 2015 Plan provides for the issuance of stock awards consisting of incentive and non-qualified stock options, stock appreciation rights, restrictive stock or restrictive stock units, performance share awards and performance compensation awards.  Eligible persons under the 2015 Plan are full-time and part-time employees and non-employee directors.  Under the 2015 Plan, stock awards vest upon a change in control in certain circumstances.  With certain exceptions, options granted under the 2015 Plan generally vest 1/48 of the shares subject to the options each month after the date of grant.

All of the following options were granted at the market value as of the date of grant. The fair value of options is determined at the grant date and the related expense is recognized over the period in which the options vest in accordance with ASC 718.  The Company recognizes the forfeitures of options as they occur.

Option Grants in 2018

During 2018, we granted: (1) options to acquire 25,056 shares of our Common Stock to employees at prices ranging between $3.15 and $3.35 per share, which vest ratably over 48 months, or upon a change in control under certain circumstances, and which expire after 10 years; (2) options to acquire 15,000 shares of our Common Stock to an employee at a price of $2.17, which vest ratably over 48 months, or upon a change in control under certain circumstances, and which expire after five years; (3) options to acquire 90,000 shares of our Common Stock to our non-employee Board members at a price of $2.17 per share, which vest ratably over 48 months, or upon a change in control under certain circumstances, and which expire after five years; and (4) options to acquire 105,000 shares of our Common Stock to our executive officers at prices ranging between $2.09 and $2.17 per share, which vest ratably over 48 months, or upon a change in control under certain circumstances, and which expire after five years.

Option Grants in 2017

During 2017, we granted: (1) options to acquire 16,560 shares of our Common Stock to employees at prices ranging between $1.80 and $2.25 per share, which vest ratably over 48 months, or upon a change in control under certain circumstances, and which expire after 10 years; and (2) options to acquire 30,000 shares of our Common Stock to a non-employee board member at a price of $2.25 per share, half of which vested on the date of the grant and the other half of which will vest on the first anniversary of the date of the grant, or upon a change in control under certain circumstances, and which expire after five years.

The following table summarizes information with respect to each person’s outstanding stock options at December 31, 2018.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2018
	Option Awards					Stock Awards
Name (a)	Number of securities underlying unexercised options # Exercisable (b)	Number of securities underlying unexercised options # Unexercisable (c)	Equity incentive plan awards: Number of securities underlying unexercised unearned options # (d)	Option exercise price $ (e)	Option expiration date (f)	Number of shares or units of stock that have not vested # (g)	Market value of shares or units of stock that have not vested $ (h)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested # (i)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested $ (j)
Kevin A. Paprzycki	6,252(1)	43,748	—	2.17	Jun. 18, 2023	—	—	—	—
Mark E. Goldstein	83,332(2)	16,668	—	1.38	Aug. 30, 2020	—	—	—	—
	3,750(3)	26,250	—	2.09	Jun. 27, 2023	—	—	—	—
Michael B. Hyman	41,672(2)	8,328	—	1.25	Aug. 31, 2025	—	—	—	—
	3,126(3)	20,824	—	2.09	Jun. 27, 2023	—	—	—	—

______________

(1)	These options were granted on June 19, 2018 and vest 1/48 per month from the date of grant.
(2)	These options were granted on August 31, 2015 and vest 1/48 per month from the date of grant.
(3)	These options were granted on June 28, 2018 and vest 1/48 per month from the date of grant.

EMPLOYMENT AGREEMENTS AND COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

On March 26, 2014, the Company entered into employment agreements with Mr. Goldstein and Mr. Levine. Pursuant to the employment agreements, each executive is eligible to receive a base salary and an annual bonus of between 25-50% of the executive’s base salary during the applicable bonus period, provided the executive remains employed the entire calendar year, and the Board, in its sole discretion, determines that the executive and the Company, as applicable, met or exceeded all of the goals and objectives of the written annual bonus plan approved by the Board or Compensation Committee.  Mr. Levine’s employment agreement expired on March 26, 2018 and he retired from all positions effective as of June 1, 2018.  Only Mr. Goldstein’s agreement remains in place.

The agreement is automatically extended for one-year terms (unless terminated within 90 days before the end of the existing term), but may be terminated by either party before that time, with or without cause. The agreement also includes terms and provisions to protect our business and confidential information, including standard non-compete, non-solicitation of clients and employees, and no-hire obligations during the term of employment. Upon termination of employment by the Company not for “cause,” or by the employee for “good reason” (as each term is defined in the employment agreement), in addition to already earned salary and any earned but unpaid bonus for the prior year, the employee is entitled to receive certain payments and benefits, including: (1) a severance payment equal to 18 months of his then current base salary in effect on the day of termination payable over a period of 18 months; and (2) reimbursement for the costs of continuing health benefits for a period of 18 months following termination. All severance payments and benefits are subject to compliance with the restrictive covenants in the employment agreement (such as the nondisclosure, non-solicitation, and non-competition provisions) for the 18 months after termination of employment, as well as the receipt of a release from the executive officer.

While Mr. Paprzycki does not have an employment agreement with the Company, he has entered into a non-competition agreement with the Company that provides for, among other things, severance in an amount equal to one month’s base salary for each year served, up to a maximum of six months, following the termination of his employment with the Company.

STOCK OWNERSHIP REQUIREMENTS

Each non-employee director must hold the number of shares of Common Stock equal in value to at least the annual cash compensation of such director.  Directors initially had three years from September 19, 2013 within which to acquire such number of shares (including such number of shares to reflect any increase in cash compensation that occurs during such three-year period).  In the event the cash compensation of directors is increased after such three-year period, directors will have an additional year to raise their ownership to reflect the increased amount of compensation, using the closing price on the day of approval of such compensation increase.  Future directors will have three years within which to satisfy initial stock ownership requirements and thereafter, one year to increase their ownership following any increase in cash compensation to directors. Ms. Bailey, Mr. Laber, and Mr. Neri are in compliance with the foregoing stock ownership requirements. For information regarding Ms. Bailey’s, Mr. Laber’s, and Mr. Neri’s current beneficial ownership of shares, see the table “Security Ownership of Management.”

COMPENSATION OF DIRECTORS

As of December 31, 2018, one director, Mr. Goldstein, served as a full-time executive officer of the Company.  Mr. Goldstein received no additional compensation for his service as a director, and Mr. Laber, Mr. Neri, and Ms. Bailey served as the Board’s non-employee directors.  For the 2018 fiscal year, the annual director fees were $37,800 for Mr. Laber, the Chairperson of the Audit Committee, and $36,240 for the other non-employee directors.  In addition, directors were eligible for option award grants under the Company’s 2015 Plan.

The following table shows the annual and other compensation of the non-employee directors for services to the Company for 2018.

DIRECTOR COMPENSATION FOR 2018
Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non-Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
Leah S. Bailey	36,240	—	31,904	—	—	—	68,144
Gerald J. Laber	37,800	—	31,904	—	—	—	69,704
Philip A. Neri	36,240	—	31,904	—	—	—	68,144

The following table summarizes information with respect to each non-employee director’s outstanding stock options at December 31, 2018:

Name	Number of Securities Underlying Unexercised Options # Exercisable	Number of Securities Underlying Unexercised Options # Unexercisable	Option Exercise Price $	Option Expiration Date
(a)	(b)	(c)	(d)	(e)
Leah S. Bailey	30,000(1)	—	2.25	Aug. 16, 2022
	3,750(2)	26,250	2.17	Jun. 18, 2023
Gerald J. Laber	30,000(4)	—	0.79	Jun. 03, 2019
	30,000(5)	—	1.25	Aug. 31, 2020
	20,850(6)	9,174	1.26	Nov. 17, 2021
	3,750(2)	26,250	2.17	Jun. 18, 2023
Philip A. Neri	21,286(4)	—	0.79	Jun. 03, 2019
	30,000(5)	—	1.25	Aug. 30, 2020
	20,850(6)	9,174	1.26	Nov. 17, 2021
	3,750(2)	26,250	2.17	Jun. 18, 2023

____________

(1)	These options were granted on August 17, 2017 and vested ½ immediately and the other ½ will vest one year from the date of grant.
(2)	These options were granted on June 19, 2018 and vest 1/48 per month from the date of grant.
(4)	These options were granted on June 4, 2014 and vest 1/48 per month from the date of grant.
(5)	These options were granted on August 31, 2015 and vested ½ immediately and the other ½ vested one year from the date of grant.
(6)	These options were granted on November 18, 2016 and vest 1/36 per month from the date of grant.

The following table provides certain information with respect to all of the Company’s equity compensation plans in effect as of December 31, 2018.

	Equity Compensation Plan Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	759,526	$1.61	1,294,260
Equity compensation plans not approved by security holders	—	—	—
Total	759,526	$1.61	1,294,260

CERTAIN TRANSACTIONS

The Company has indemnification agreements with each of its directors and executive officers.  These agreements provide for indemnification and advancement of expenses to the full extent permitted by law in connection with any proceeding in which the person is made a party because the person is a director or officer of the Company.  They also state certain procedures, presumptions and terms relevant to indemnification and advancement of expenses.

SECTION 16 REPORTS

Section 16(a) of the Exchange Act requires directors, executive officers and beneficial owners of more than 10% of the outstanding shares of the Company’s Common Stock to file with the SEC reports regarding changes in their beneficial ownership of shares in the Company.  Our directors, officers and 10% holders are required by SEC regulations to furnish us with copies of all of the Section 16(a) reports they file.

To the Company’s knowledge, based solely upon review of Forms 3, 4 and 5, and amendments thereto furnished to the Company, there was full compliance with all Section 16(a) filing requirements applicable to those persons for reports filed in 2018, except that a late Form 4 was filed by: Michael B. Hyman on July 6, 2018 to report a stock option grant on June 28, 2018; Mark E. Goldstein on July 6, 2018 to report a stock option grant on June 28, 2018; Kevin A. Paprzycki on July 6, 2018 to report a stock option grant on June 19, 2018; Philip A. Neri on July 6, 2018 to report a stock option grant on June 19, 2018; Gerald J. Laber on July 6, 2018 to report a stock option grant on June 19, 2018; and Leah S. Bailey on July 6, 2018 to report a stock option grant on June 19, 2018.

COMPANY ACCOUNTANTS

General

Plante & Moran PLLC (“Plante Moran”) served as the Company’s independent auditors for the fiscal year ended December 31, 2018 and has been selected by the Audit Committee of the Board as the Company’s independent auditors for the fiscal year ending December 31, 2019. A representative of Plante Moran is expected to be present at the Annual Meeting of Shareholders and to have the opportunity to make a statement if the representative so desires.  Such representative also is expected to be available to respond to appropriate questions at that time.

Effective October 1, 2018, EKS&H LLLP (“EKS&H”) combined with Plante Moran. As a result of this transaction, on October 1, 2018, EKS&H resigned as the independent registered public accounting firm for the Company. Concurrent with such resignation, the Company’s audit committee approved the engagement of Plante Moran as the new independent registered public accounting firm for the Company.

The audit reports of Plante Moran and EKS&H on the Company’s financial statements for the years ended December 31, 2018 and 2017, respectively, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years ended December 31, 2018 and 2017, there were no disagreements between the Company and its independent auditors on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of the independent auditors would have caused them to make reference thereto in their reports on the Company’s financial statements for such years. During the two most recent fiscal years ended December 31, 2018 and 2017, there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

During the two most recent fiscal years ended December 31, 2018 and 2017, the Company did not consult with Plante Moran or EKS&H, respectively, on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on the Company’s financial statements, and Plante Moran did not provide either a written report or oral advise to the Company that Plante Moran concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.

Report of Audit Committee

March 15, 2019

To the Board of Scott’s Liquid Gold-Inc.:

We have reviewed and discussed with management the Company’s audited financial statements. We have discussed with Plante Moran, its independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 16 as adopted by the Public Company Accounting Oversight Board (“PCAOB”). We have received and reviewed the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence and have discussed with the auditors the auditors’ independence.

Based on the reviews and discussions referred to above, we recommended to the Board that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 and filed with the SEC.

The Audit Committee is composed of the three directors named below, all of whom are independent directors as defined in Rule 4200(a)(15) of the NASDAQ Stock Market listing standards.

The Board has adopted a written charter for the Audit Committee.

Submitted by the members of the Audit Committee of the Board for 2019.

Gerald J. Laber, Chairman

Leah S. Bailey

Philip A. Neri

The preceding information under the caption “Report of Audit Committee” shall be deemed to be “furnished” but not “filed” with the SEC.

Disclosure of Auditor Fees

The following is a description of the fees billed to the Company by its independent auditors (Plante Moran and EKS&H, respectively) for each of the years ended December 31, 2018 and 2017.

Audit and Non-Audit Fees	2018	2017
Audit fees	$119,800	$115,700
Audit-related fees	—	—
Tax fees	22,600	32,000
All other fees	—	—
Total	$142,400	$147,700

Audit fees are for the audit of the Company’s annual financial statements and the review of the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  Tax fees primarily include tax compliance, tax advice, including the review of, and assistance in the preparation of, federal and state tax returns.

Policy on Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants.  Pre-approval is generally provided for up to one year, and any pre-approval is detailed as to the particular service or category of services.  The Audit Committee has delegated limited pre-approval authority to its chairperson.  The chairperson is required to report any decisions to pre-approve such services to the full Audit Committee at its next meeting.  All of the audit and non-audit services disclosed in the table above were pre-approved by the Audit Committee.

SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS

Shareholder proposals for inclusion in the Company’s proxy materials relating to the next annual meeting of shareholders must be received by the Company on or before November 22, 2019.  Shareholder director nominations and shareholder proposals to be presented at the annual meeting pursuant to our Bylaws must be received no earlier than December 10, 2019 and no later than January 9, 2020.

Shareholder Proposals

A shareholder proposal will only be considered at an annual meeting of the shareholders if such proposal is properly brought before the meeting pursuant to Section 2.13 of the Company’s Bylaws or if such proposal is properly made in accordance with Rule 14-8 of the Exchange Act and included in the notice of meeting given by the Board.

To bring a proposal before an annual meeting, a shareholder must (i) be a shareholder of record both at the time of giving notice and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) comply with the requirements of Section 2.13 as to such business.

For a proposal to be properly brought by a shareholder, the shareholder must (i) provide Timely Notice (as defined below) in writing and in proper form to the Corporate Secretary of the Company at the principal office of the Company; (ii) ensure the notice to the Corporate Secretary is in the proper form and contains the necessary information as required under Section 2.13 of the Bylaws; and (iii)  provide any updates or supplements to such notice as required by Section 2.13 of the Bylaws. To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal office of the Company not less than 120 days nor more than 150 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received, not later than the later of (i) 90 days prior to such annual meeting, or (ii) the date that is 10 days after the day on which public disclosure of the date of such annual meeting was first made (such notice within such time periods, “Timely Notice”).

No business may be brought by a shareholder before an annual meeting other than in compliance with Section 2.13 of the Company’s Bylaws.

Shareholder Director Nominations

To nominate a person for election to the Board at a meeting, a shareholder must (i) be a shareholder of record both at the time of giving the notice provided for in Section 2.14 of the Company’s Bylaws and at the time of the meeting, (ii) be entitled to vote at the meeting, and (iii) comply with the requirements of Section 2.14 as to such nomination.

For a shareholder to make any nomination of a person for election to the Board at an annual meeting, the shareholder must (i) provide Timely Notice (as defined above) in writing and in proper form to the Corporate Secretary of the Company at the principal office of the Company; (ii) ensure the notice to the Corporate Secretary is in the proper form and contains the necessary information as required under Section 2.14 of the Bylaws; and (iii)  provide any updates or supplements to such notice as required by Section 2.14 of the Bylaws.

The Company may also require any proposed nominee to furnish such other information (i) as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company in accordance with the Company’s corporate governance guidelines or (ii) that could be material to a reasonable shareholder’s understanding of the independence or lack of independence of such proposed nominee.

Any nominee for election to the Board must meet certain qualification criteria. A proposed nominee must (i) be capable of demonstrating to the reasonable satisfaction of the Board or a committee thereof, in its sole discretion, an understanding of basic financial statements, (ii) be over 21 years of age, (iii) have relevant business experience (taking into account the business experience of the other directors) and high moral character, in each case as determined by the Board or a committee thereof, in its sole discretion, and (iv) satisfy such other criteria for service on the Board as may be set forth from time to time by the Company.

The shareholder providing notice of a nomination of a person for election to the Board is responsible for further updating and supplementing the information previously provided to the Company in connection with the proposal so that the information provided or required to be provided in such request or demand is true and correct as of the record date of the annual meeting and through the date of the meeting or any adjournment or postponement thereof.

No person may be nominated by a shareholder for election to the Board unless nominated in accordance with Section 2.14 of the Company’s Bylaws.

2018 ANNUAL REPORT ON FORM 10-K

Shareholders who wish to obtain, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2018 in the form filed with the SEC should address a written request to Corporate Secretary, Scott’s Liquid Gold-Inc., 4880 Havana Street, Suite 400, Denver, Colorado 80239. The Company’s annual report to shareholders consists of such Form 10-K and accompanies this Proxy Statement.

SOLICITATION OF PROXIES

The Company will pay the cost of soliciting proxies in the accompanying form.  In addition to solicitation by mail, proxies may be solicited by officers and other regular employees of the Company by telephone, e-mail, or by personal interview for which employees will not receive additional compensation. Arrangements also may be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to beneficial owners of the shares held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in so doing.

OTHER BUSINESS

Except as discussed in this Proxy Statement, there are no other matters that the Board intends to present for action at the Annual Meeting.  If any other matters are properly brought before the Annual Meeting, or if a person named as a Company nominee for election as a Director should decline or be unable to serve, the persons named as proxy holders are authorized to vote the shares according to their discretion.  If the Chairman of the Annual Meeting determines that any matter is not properly brought before the Annual Meeting, the Chairman will announce this at the Annual Meeting and the matter will not be considered.

YOUR VOTE IS IMPORTANT

Your vote is important.  Even if you plan to attend the annual meeting, we request that you vote your shares by signing and dating the enclosed proxy card and returning it in the enclosed postage-paid envelope or by voting by Internet or telephone by following the instructions provided on the enclosed proxy card.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. E73943-P23456-Z74650 ! ! ! For All Withhold All For All Except ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. SCOTT'S LIQUID GOLD-INC. C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 SCOTT'S LIQUID GOLD-INC. 1. Election of Directors The Board of Directors recommends you vote FOR the following nominees: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Nominees: 01) Leah S. Bailey 02) Mark E. Goldstein 03) Gerald J. Laber, CPA 04) Philip A. Neri 05) Kevin A. Paprzycki 06) Andrew J. Summers 2. Approve, on an advisory basis, named executive officer compensation 3. Consider an advisory vote on the frequency of future votes to approve named executive officer compensation The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote 3 years on the following proposal: For Against Abstain ! ! ! ! 1 Year 2 Years 3 Years Abstain VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

E73944-P23456-Z74650 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. PROXY STATEMENT ANNUAL MEETING OF SHAREHOLDERS To Be Held May 8, 2019 The enclosed proxy is solicited by and on behalf of the Board of Directors of Scott's Liquid Gold-Inc., a Colorado corporation (the "Company"), for use at the Company's Annual Meeting of Shareholders to be held at 9:00 a.m., Mountain Time, on May 8, 2019 at the DoubleTree by Hilton, 3203 Quebec Street, Denver, Colorado 80207, or any adjournment thereof. This Proxy Statement and the accompanying form of proxy are first being mailed or given to the shareholders of the Company on or about April 2, 2019. Any shareholder signing and mailing the enclosed proxy may revoke it at any time before it is voted by giving written notice of the revocation to the Company's Corporate Secretary, by voting in person at the meeting or by filing at the meeting a later executed proxy. By signing the proxy, you revoke all prior proxies and appoint Mark E. Goldstein and Kevin A. Paprzycki, and each of them acting in the absence of the other, with full power of substitution, as your proxies to vote all the shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and any adjournment thereof. If no choice is specified, the proxy will vote "FOR" the election of directors, "FOR" approval of the advisory vote on executive compensation (say-on-pay), and "FOR" future advisory votes on executive compensation to occur every "THREE YEARS". The proxy may vote in his discretion on such other business as may properly come before the meeting or any adjournment thereof. Continued and to be signed on reverse side